UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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AMERICAN EXPRESS COMPANY
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2021

AMERICAN EXPRESS COMPANY
(Exact name of registrant as specified in its charter)

New York	1-7657	13-4922250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Vesey Street,
New York, New York 10285
(Address of principal executive offices and zip code)
(212) 640-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares (par value $0.20 per Share)	AXP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 28, 2021, American Express Company (the “Company”) announced the appointment of Anré Williams, age 55, as Group President, Enterprise Services, effective immediately. As Group President, Enterprise Services, Mr. Williams will oversee Technology, Enterprise Data and Analytics, Global Services and Travel & Lifestyle Services, and a newly created Strategic Enterprise Initiatives group, as well as be the Chief Executive Officer of American Express National Bank. Prior to his appointment as Group President, Enterprise Services, Mr. Williams served as Group President, Global Merchant and Network Services since February 2018. Prior thereto, he had been President of Global Merchant Services and Loyalty since October 2015.
The Compensation and Benefits Committee of the Company’s Board of Directors approved an increase to Mr. Williams’ target direct compensation in connection with his new role, from $9.1 million to $10.5 million per annum (pro-rated for 2021, effective April 28, 2021). Mr. Williams will receive an annual base salary of $1.0 million and will be eligible to earn an annual cash incentive under the Company’s Annual Incentive Award program with a target of $3.7 million and an annual long-term incentive award consisting of performance restricted stock units and stock options with a value of $5.8 million on the date of grant under the Company’s 2016 Incentive Compensation Plan. Mr. Williams will receive an award consisting of performance restricted stock units and stock options under the Company’s 2016 Incentive Compensation Plan reflecting the increase in Mr. Williams’ annual long-term incentive award, with a value of $950,000 on the grant date of April 30, 2021 in accordance with the Company’s off-cycle grant policy, and subject to terms and conditions for such awards described in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders.

Item 7.01	Regulation FD Disclosure
The Company also announced that Douglas E. Buckminster and Jeffrey C. Campbell were named co-vice chairmen on April 28, 2021 in addition to certain other organizational changes. Mr. Campbell will maintain his position as Chief Financial Officer.
A copy of the press release announcing these organizational changes is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description
99.1	Press Release of American Express Company, dated April 28, 2021.
104	The cover page of this Current Report on Form 8-K, formatted as inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS COMPANY
(REGISTRANT)

By:	/s/ Kristina V. Fink
Name: Kristina V. Fink
Title: Deputy Corporate Secretary

Date: April 28, 2021

EXHIBIT 99.1

Organization Announcement:
American Express

New York, NY, April 28, 2021 – The following memo from Chairman and Chief Executive Officer Stephen J. Squeri was sent today to all American Express colleagues:
Developing the depth and strength of our leadership team is one of my most important responsibilities as CEO. With that in mind, I’m announcing a series of changes today, which include the following executive promotions:
•Doug Buckminster has been appointed Vice Chairman and will continue to lead the Global Consumer Services Group.
•Jeff Campbell has been appointed Vice Chairman and Chief Financial Officer and will continue to lead the Finance organization.
•Raymond Joabar has been appointed Group President, Global Merchant and Network Services.
•Anna Marrs has been appointed Group President, Global Commercial Services and Credit and Fraud Risk (CFR).
•Anré Williams has been appointed to the newly created role of CEO, American Express National Bank (AENB) and Group President, Enterprise Services.
•Mohammed Badi has been appointed President, Global Network Services.
•David Nigro has been appointed Chief Risk Officer.
These promotions and the other related changes we’re announcing today are designed to create synergies between business areas and functions to drive growth and enhance our competitive position, as well as continue to strengthen the depth of our leadership bench.
Below is more detail on the changes, which are effective immediately, unless otherwise noted.
Global Consumer Services Group
As Vice Chairman, Doug will be taking on responsibility for the Strategic Partnerships team under Glenda McNeal and the Corporate Development group, which includes Amex Ventures, under Lisa Marchese in addition to leading the ongoing evolution of our global consumer business. Aligning the Corporate Development, Strategic Partnerships and Digital Labs functions under Doug’s leadership recognizes the importance and interdependence of our digital incubation, strategic partnerships and mergers and acquisitions activities as we look to accelerate the development of both our organic and inorganic growth opportunities across the company.
Doug’s appointment as Vice Chairman recognizes the critical role he plays in helping to drive the overall strategic direction of the company, as well as his substantial contributions to the company’s growth and success over his 36 years at American Express. Under his leadership, our consumer business has grown significantly in the U.S. and internationally. More recently,

Doug’s team has been responsible for enhancing our value propositions and assisting our Card Members during the pandemic, as well as focusing on rebuilding our momentum going forward, resulting in increased acquisitions and customer engagement, and improved spending and retention.
Rafael Marquez, President, International Consumer Services, will take on additional responsibility for Global Loyalty Coalition, our multi-partner consumer loyalty program operating in several countries outside the U.S., and will continue to report to Doug. Bringing our international loyalty and consumer businesses closer together will enable us to create synergies between the two in the countries where both operate. Berni Brugger, SVP and head of our Loyalty Coalition team, will now report to Rafa.
Finance
As American Express’ Chief Financial Officer since 2013, Jeff has led our efforts to strengthen the company’s financial position and enhance the flexibility of our business model, which has served as the foundation for executing our strategy for sustainable growth. His vast experience in leading financial operations for a variety of industries, along with his keen business insights and strategic counsel, while always important contributors to our success, have been absolutely critical in helping us successfully manage through the pandemic and position us for the future. Jeff’s appointment as Vice Chairman recognizes the importance of his ongoing guidance in continuing our progress to accelerate our growth momentum so that we come out roaring and win the recovery. Looking ahead, Jeff and the Finance team will play an increasingly pivotal role in developing and driving our strategy for delivering consistent growth over the long term.
Global Merchant and Network Services
In his new role as Group President of GMNS, Raymond will leverage his broad experience and bring a unique perspective to the merchant team as we continue to grow our global merchant acceptance footprint and modernize our network to meet a broader range of customer needs.
Raymond has served in a wide variety of senior roles across our business over his 29-year career at American Express, including heading International Consumer Services and Travel & Lifestyle Services (TLS), where he helped lead the development of our country-by-country strategy that led to accelerated growth in our top strategic international markets. He also led global customer service and credit and fraud operations, and most recently served as Chief Risk Officer and head of Global Risk and Compliance, where he helped to strengthen our compliance culture and performance across the company.
Mohammed Badi, currently our Chief Strategy Officer, will take on the role of President, Global Network Services (GNS), reporting to Raymond, effective July 1. In this role, he will lead our network-related businesses, including Network Services and Operations, Global Network Partnerships and our Accertify merchant fraud and risk protection unit. Since joining the company in 2018, Mohammed has done an outstanding job building a world-class strategy function and working with the executive team to define our enterprise wide corporate strategy. He will bring his strategic acumen and insights to our global network, which sits at the center of the rapid changes taking place in the payments space.

Over the next couple of months, Mohammed will continue to lead the Strategic Planning Group and will spend time with the GNS team to ensure an orderly transition. We have begun an external search for a new Chief Strategy Officer to succeed him.
Pierric Beckert, who announced last week that he will be retiring later this year, will continue to be responsible for the GNS organization until July 1, after which he will report to Doug and oversee our China joint venture until his departure later this year.
Global Commercial Services and Credit and Fraud Risk
As Group President, Global Commercial Services and Credit and Fraud Risk, Anna’s role is being expanded to include responsibility for our industry-leading risk management and fraud functions in addition to leading the Global Commercial Services group. Andrés Espinosa, Chief Credit Officer and EVP of CFR, will now report to Anna.
Anna joined American Express in 2018 as head of Global Commercial Services, and since then she has led the development and execution of a growth strategy for the business focused on evolving our industry-leading Commercial Card franchise and expanding our offerings beyond the Card to meet more of our customers’ needs. Over this time, she has partnered closely with the CFR team to enhance risk management capabilities across the Commercial business. Anna will bring this experience, along with her background leading diversified global banking organizations, to her expanded role as we continue to accelerate our new Card acquisition activities and broaden the range of financial services products we offer our customers around the world.
Global Risk and Compliance
David will report to me and join the Executive Committee as Chief Risk Officer and head of our risk and compliance functions. Over his more than 30 years at American Express, David has served with distinction in a number of credit, risk management and finance roles in both the U.S. and International. In his most recent role as Chief Credit Officer for the U.S. Consumer business and EVP of the Credit and Fraud Risk Capability team, David spearheaded our enterprise wide “managing through the cycle” recession readiness effort, led the enhancement and expansion of our Financial Relief Program, and played a key role in delivering best-in-class credit performance both before and during the pandemic. David’s broad functional and geographic experience have prepared him well to take on the critical assignment of overseeing the company’s risk profile and our control and compliance programs, as well as our global privacy and end-to-end regulatory exam functions.
AENB and Enterprise Services
As CEO AENB and Group President, Enterprise Services, Anré will be responsible for all aspects of running the bank, including leading regulator interactions, as well as overseeing several of our largest global functions that support the entire company, including Technology, Enterprise Digital and Analytics, Global Services and Travel & Lifestyle Services, and the newly created Strategic Enterprise Initiatives group, under EVP John Standring, which will help accelerate companywide business transformation initiatives.
Anré takes on the role of AENB’s CEO from me. As one of the most profitable banks in the U.S., AENB is a critical entity within the company, responsible for approximately 60 percent of our billed business and revenues. Anré will work closely with Rick Petrino, AENB’s Chief Operating Officer, to continue the process of evolving and further integrating the bank into the overall management and governance structure of the company.
Our enterprise shared services functions have done an outstanding job delivering first-class service and support to our businesses, our customers and our colleagues. In bringing these groups together under Anré’s leadership, along with the new Strategic Enterprise Initiatives group, our goal is to increase cross-unit coordination, collaboration and innovation, as well as deliver additional efficiencies and improve their overall effectiveness in helping drive growth for the company.
Anré is uniquely positioned to take on this new enterprise wide role. Over his outstanding 30-year career at the company, he has developed a deep understanding of our business, starting in the Consumer business and then serving in increasingly senior positions across the company, including our Small Business, Commercial Card, Merchant and Network businesses. As Group President of GMNS, he has greatly expanded our relationships with merchants, including achieving virtual parity coverage in the U.S., as well as growing and strengthening our relationships with our largest strategic partners around the world. This experience, along with Anré’s strong leadership skills and his customer-first, global mindset, will be invaluable as we continue to build and strengthen AENB and our internal and external servicing functions.
Reporting to Anré in his new role will be:
•Marc Gordon, Chief Information Officer, who will lead a reassessment of our end-to-end product and engineering delivery model to drive speed to market and expand our bandwidth for innovation.
•Pascale Hutz, EVP of Enterprise Digital and Analytics
•Rick Petrino, Chief Operating Officer, AENB
•Denise Pickett, President, Global Services Group and Travel & Lifestyle Services. Audrey Hendley, EVP of TLS, will now report directly to Denise. Bringing the TLS team under Denise’s leadership will provide synergies and additional flexibility across our customer servicing teams as Audrey and the TLS team continue to transform the business for the future and build momentum as consumers return to travel.
•John Standring, EVP, Strategic Enterprise Initiatives
There are no changes to the roles or reporting lines of Alan Gallo, Chief Audit Executive; Monique Herena, Chief Colleague Experience Officer; Elizabeth Rutledge, Chief Marketing Officer; Laureen Seeger, Chief Legal Officer; and Jennifer Skyler, Chief Corporate Affairs Officer.
All current Executive Committee members will continue to serve on the EC.
***
As I have said many times, I believe we have the best leadership team in the industry at all levels, bar none. In making these changes to develop and expand the experience of a number of our most senior leaders, I know the team will continue to grow stronger and be even better prepared to deliver sustainable growth and strengthen our competitive position going forward.
About American Express

American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, Accertify, InAuth, corporate card, business travel, and corporate responsibility.
Media Contacts:
Jennifer Skyler, Jennifer.Skyler@aexp.com, 212-640-3695
Leah M. Gerstner, Leah.M.Gerstner@aexp.com, 212-640-3174